Exhibit 99.1

For Release: Tuesday, October 2, 2012, 10 a.m. EDT

GM U.S. Car Sales Increase 29 percent
in September, Total Sales up 1.5 percent

DETROIT - General Motors Co. (NYSE: GM) today reported its highest September U.S. sales since 2008: 210,245 vehicles, up 1.5 percent compared with a year ago. New products helped drive a 29 percent increase in passenger car sales. Sales of GM's mini, small and compact cars alone were up a combined 97 percent and all GM brands increased their retail sales.

“Passenger cars have been the launch point for a broad and deep GM product offensive,” said Kurt McNeil, vice president of U.S. sales operations. “Auto sales will continue to be a bright spot for the U.S. economy, which is particularly good news for GM as we walk into an even stronger cadence of new products in 2013 and 2014.”

GM has moved aggressively to replace existing vehicles with better designs, more technology and improved fuel economy. At the same time, GM is entering growth segments and offering new entry points for each brand. Seventy percent of GM nameplates will be all new or redesigned in 2012 and 2013.

September's car sales increase reflects a strong start for the new Chevrolet Spark and Cadillac XTS, continued strong sales of the Buick Verano, Chevrolet Cruze and Chevrolet Sonic, and a second consecutive all-time sales record for the Chevrolet Volt. September also marked the first deliveries of the all-new Cadillac ATS.

The GMC Terrain and Acadia crossovers had strong months as well, with sales up 8 percent and 16 percent, respectively. This helped drive a 3 percent increase for all GM crossovers versus a year ago.

Truck sales were down 20 percent due to a 46 percent year over year reduction in fleet sales due to the timing of customer deliveries. In the large pickup segment, GM's total sales were down 12 percent and fleet sales were down 56 percent. However, GM reduced its large pickup inventories by approximately 8,600 units compared with August, and earned average transaction prices more than $2,300 per unit above a year ago with the lowest incentive spending in the industry, according to J.D. Power PIN data.

2012 Highlights	Sept. Total Sales	Total Change vs. Sept. 2011	Sept. Retail Sales	Retail Change vs. Sept. 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	149,801	1.5%	103,668	2.5%	1,420,383	4.9%	959,770	3.9%
GMC	33,192	—%	29,018	1.3%	306,558	3.9%	256,799	2.9%
Buick	14,673	7.9%	13,598	10%	137,262	(2)%	122,490	3.3%
Cadillac	12,579	(1.3)%	11,990	1.2%	103,512	(8.6)%	97,793	(1.9)%
Total GM	210,245	1.5%	158,274	2.8%	1,967,715	3.4%	1,436,852	3.2%

Inventory	Units @ Oct. 1, 2012	Days Supply (selling day adjusted)	Units @ Aug. 31, 2012	Days Supply (selling day adjusted)	Year-end Inventory Target	Year-end Days Supply Target (selling day adjusted)
All Vehicles	689,334	82	687,354	77	650,000 units (range)	65 - 70
Full-size Pickups	240,810	116	249,411	122	200,000 - 220,000 units	80 - 85

Industry Sales	Sept. SAAR (est.)	CYTD SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	14.5 million range	14.3 million	14.0 million - 14.5 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	September			(Calendar Year-to-Date)
				January - September
	2,012	2,011	%Change Volume	2,012	2,011	%Change Volume
Enclave	4,210	4,868	(13.5)	41,561	44,404	(6.4)
LaCrosse	4,580	4,338	5.6	45,066	45,058	—
Lucerne	2	1,068	(99.8)	966	17,973	(94.6)
Regal	1,839	3,325	(44.7)	20,523	32,657	(37.2)
Verano	4,042	—	***.*	29,146	—	***.*
Buick Total	14,673	13,599	7.9	137,262	140,092	(2.0)
ATS	611	—	***.*	611	—	***.*
CTS	3,103	4,663	(33.5)	38,465	41,900	(8.2)
DTS	2	583	(99.7)	462	10,755	(95.7)
Escalade	913	1,527	(40.2)	9,294	10,491	(11.4)
Escalade ESV	595	713	(16.5)	5,795	5,770	0.4
Escalade EXT	188	174	8.0	1,348	1,415	(4.7)
SRX	4,660	4,901	(4.9)	40,224	39,861	0.9
STS	1	180	(99.4)	157	2,986	(94.7)
XLR	—	—	***.*	—	12	***.*
XTS	2,506	—	***.*	7,156	—	***.*
Cadillac Total	12,579	12,741	(1.3)	103,512	113,190	(8.6)
Avalanche	2,030	1,861	9.1	17,149	13,989	22.6
Aveo	2	1,271	(99.8)	61	28,482	(99.8)
Camaro	5,670	6,994	(18.9)	68,968	70,249	(1.8)
Caprice	454	140	224.3	2,865	498	475.3
Captiva Sport	2,849	—	***.*	27,148	—	***.*
Cobalt	—	4	***.*	11	843	(98.7)
Colorado	2,833	2,171	30.5	32,608	23,985	36.0
Corvette	1,351	1,147	17.8	10,570	10,270	2.9
Cruze	25,787	18,097	42.5	180,600	187,524	(3.7)
Equinox	15,835	15,497	2.2	166,862	145,035	15.0
Express	3,881	7,556	(48.6)	57,886	51,674	12.0
HHR	1	158	(99.4)	21	36,771	***.*
Impala	15,259	13,822	10.4	140,179	138,122	1.5
Kodiak 4/5 Series	—	—	***.*	—	10	***.*
Malibu	11,188	11,114	0.7	179,465	171,266	4.8
Silverado-C/K Pickup	36,425	43,698	(16.6)	298,200	296,436	0.6
Sonic	7,525	1,426	427.7	64,746	1,706	***.*
Spark	2,223	—	***.*	6,313	—	***.*
Suburban (Chevy)	3,254	5,246	(38.0)	33,860	33,055	2.4
Tahoe	4,696	8,813	(46.7)	49,481	56,636	(12.6)
TrailBlazer	—	—	***.*	—	33	***.*
Traverse	5,687	7,873	(27.8)	67,042	83,464	(19.7)
Volt	2,851	723	294.3	16,348	3,895	319.7
Chevrolet Total	149,801	147,611	1.5	1,420,383	1,353,943	4.9
Acadia	6,159	5,287	16.5	63,857	62,013	3.0
Canyon	555	458	21.2	7,618	7,634	(0.2)
Envoy	—	—	***.*	—	5	***.*
Savana	1,005	846	18.8	17,259	13,096	31.8
Sierra	13,636	13,904	(1.9)	112,181	107,342	4.5
Terrain	7,486	6,910	8.3	70,826	63,451	11.6
Topkick 4/5 Series	***.*	***.*	***.*	—	5	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	—	8	***.*
Yukon	2,071	3,338	(38.0)	19,149	24,337	(21.3)
Yukon XL	2,280	2,451	(7.0)	15,668	17,056	(8.1)
GMC Total	33,192	33,194	—	306,558	294,947	3.9
GM Vehicle Total	210,245	207,145	1.5	1,967,715	1,902,172	3.4
* 25 selling days for the September period this year and 25 for last year.